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Exhibit 10.3

Amendment and Restatement of
Term Sheet Between

Pension Benefit Guaranty Corporation ("PBGC")
and Samsonite Corporation ("Samsonite")

        On June 5, 1998, PBGC and Samsonite (the "Parties") executed a term sheet (the "Term Sheet") setting forth their understandings with respect to a recapitalization plan and shareholder rights plan that were the subject of certain filings with the Securities and Exchange Commission in 1998. The Parties agreed to be bound by the terms of the Term Sheet and have remained so bound since that time. Later in 1998, pursuant to the terms of the Term Sheet, Samsonite granted an equal and ratable lien (excluding any liens on stock or similar equity interests of subsidiaries of Samsonite) to PBGC in the amount of $17.3 million in certain domestic assets of Samsonite and certain of its domestic subsidiaries as security for contingent liabilities that could arise in the event that any of Samsonite's three pension plans (since merged into one plan—the Samsonite Employee Retirement Income Plan (the "SERIP")) terminated under Title IV of ERISA.

        In 2002, as a result of discussions concerning certain facility phase-outs in 2000 and 2001, the Parties reached an understanding regarding Samsonite's obligation in the future to maintain a credit balance in the minimum funding standard account of the SERIP at specified levels. These understandings will be embodied in a separate, definitive agreement (the "Credit Balance Maintenance Agreement") to be executed before or contemporaneously with this amended and restated Term Sheet (the "Restatement").

        On May 29, 2003, PBGC and Samsonite reached certain understandings related to Samsonite's proposed current refinancing of its senior secured bank debt incurred pursuant to the Second Amended and Restated Multicurrency Revolving Credit Agreement and Term Loan Agreement dated as of June 24, 1998, with a group of banks headed by Bank of America, N.A. as administrative agent, and all refinancings and additional financings of senior secured bank indebtedness occurring during the term of this Restatement, with the proposed, current refinancing and all such refinancings and additional financings referred to herein as a "Refinancing." The Parties executed a summary of those understandings (the "Summary") with the intention that the terms of the Summary would be embodied in an amendment and restatement of the Term Sheet. The terms of the Restatement shall be solely for the benefit of, and enforceable by, PBGC, Samsonite and all members of Samsonite's controlled group (as that term is defined in section 4001(a)(14) of ERISA, hereinafter, a "Controlled Group"), and shall not inure to the benefit of, nor be enforceable by, any other entity. The terms of the Restatement shall not constitute a waiver of any rights of the PBGC under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other law, against any other entity, except as expressly provided herein.

        1.     In consideration of Samsonite's agreements as reflected in this Restatement, PBGC (a) will forbear from instituting proceedings under section 4042(a) of ERISA to terminate the SERIP in contemplation of, or as a result of the consummation, of any Refinancing undertaken on a basis that complies with this Restatement and (b) hereby consents, for minimum funding purposes under section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), to Samsonite's proposed change in the asset valuation method under the SERIP to a smoothing method in accordance with IRS Rev. Proc. 2000-40, at such time as Samsonite may elect.

        2.     On the date of closing of the proposed current Refinancing, Samsonite shall make a five million dollar ($5,000,000.00) cash contribution to the SERIP. This amount shall be added to the credit balance otherwise required to be maintained in the funding standard account of the SERIP through April 30, 2006, under the terms of the Credit Balance Maintenance Agreement, and shall bear interest from the date of contribution in the same manner as is otherwise provided in the Credit Balance Maintenance Agreement.

        3.     In connection with any Refinancing, if Samsonite enters into a new or amended credit agreement with banks, and other financial institutions party thereto, under which Samsonite will provide collateral security (the "Liens") for its obligations under that new or amended credit agreement, Samsonite will also continue PBGC's equal and ratable lien (excluding any liens on stock or similar equity interests of subsidiaries of Samsonite) on certain domestic assets of Samsonite and certain of its domestic subsidiaries as in effect on the date hereof, in the amount determined in accordance with Section 4 below. The terms of the Collateral Agency Agreement dated as of August 7, 1998 among Bank of America, N.A., as administrative agent and collateral agent, and Samsonite, Samsonite Company Stores, Inc., and McGregor II LLC shall serve as a guideline for the intercreditor arrangement among the lenders party to any Refinancing. Promptly after the closing of any Refinancing, Samsonite shall deliver written confirmation to PBGC evidencing that such equal and ratable lien has been granted in a manner consistent with the practices generally followed by financial institutions in circumstances where the provision of an equal and ratable lien is required by contract.

        4.     The amount of PBGC's equal and ratable lien shall be determined in accordance with the following terms:

          (a)   In any Refinancing as a result of which Samsonite's maximum available aggregate senior secured debt (measured as of the date of such Refinancing) (the "Aggregate Senior Secured Debt") equals $60 million or less, PBGC's existing lien shall remain at $17.3 million.

          (b)   In any Refinancing as a result of which the Aggregate Senior Secured Debt is greater than $60 million, Samsonite will cause PBGC's equal and ratable lien to be equal to the lesser of:

            (i)    the unfunded benefit liabilities (as defined in section 4001(a)(18) of ERISA, and hereinafter, the "UBLs") in the SERIP as of the time of such Refinancing, or

            (ii)   the greater of:

              (A)  $17.3 million plus 30¢ for each dollar by which the amount of Aggregate Senior Secured Debt exceeds $60 million, or

              (B)  the amount of the PBGC's equal and ratable lien immediately prior to such Refinancing.

          (c)   In order to establish the applicable amount of the UBLs for any Refinancing,the amount of UBLs shall be recalculated each year by Samsonite as of the last day of December (starting December 31, 2002) (the "Calculation Date") in accordance with section 4001(a)(18) of ERISA, using the methodology set forth in 29 C.F.R. § 4010.8(d) (without regard to subsection (d)(3)) to determine the value of benefit liabilities, and using the fair market value of the SERIP's assets, each as of the Calculation Date. The Parties agree that as of the most recent Calculation Date, the amount of UBLs in the SERIP is $47.6 million.

          (d)   Subsection 4(b) is explained by the following examples:

            (i)    If as a result of a Refinancing, the Aggregate Senior Secured Debt equals $100 million, and the UBLs under the SERIP equal $30 million, the amount under paragraph (b)(i) would equal $30 million; under subparagraph (b)(ii)(A), $29.3 million; and under subparagraph (b)(ii)(B), $17.3 million. Samsonite would be required to cause PBGC's equal and ratable lien to be equal to $29.3 million.

            (ii)   If as a result of a Refinancing, the Aggregate Senior Secured Debt equals $100 million, and the UBLs under the SERIP equal $20 million, the amount under paragraph (b)(i) would equal $20 million; under subparagraph (b)(ii)(A), $29.3 million; and under subparagraph (b)(ii)(B), $17.3 million. Samsonite would be required to cause PBGC's equal and ratable lien to be equal to $20 million.

        5.     In the event that the holders of the senior secured indebtedness under any Refinancing release or otherwise terminate the Liens, or in the event such senior secured indebtedness is refinanced by other indebtedness which is not secured by any such Liens, the provision under which the equal and ratable lien has been provided to PBGC shall automatically terminate and be released, provided, that if Samsonite or any of its domestic subsidiaries shall thereafter and during the term of the Restatement grant or create any other such Liens (excluding any Liens on stock or similar equity interests of subsidiaries of Samsonite) on its domestic assets in respect of indebtedness under any other credit agreement, Samsonite shall similarly make provision for an equal and ratable lien relating to the UBLs under the SERIP, with the amount so to be secured being the amount determined on the Calculation Date immediately preceding the date of the creation of any such subsequent Lien under such other credit agreement.

        6.     Samsonite covenants that during the term of this Restatement, it will not transfer to any of its foreign subsidiaries or other foreign business units any of its domestically held assets, which include its trademarks, service marks, trade names and similar intellectual property; provided, that this covenant shall not apply to the transfer of domestically held assets to any of its foreign subsidiaries or other foreign business units in the ordinary course of business or, consistent with past practices, transfers of manufacturing equipment and molds, cash in payment of manufactured product, or manufactured product in exchange for cash.

        7.     This Restatement will terminate upon the earliest to occur of (a), (b), (c), or (d) below, but in the case of (a) or (b), no earlier than December 31, 2008. Upon the occurrence of any one of these events, Samsonite will provide written notice to PBGC evidencing such occurrence. Within thirty (30) days of receipt of a notification that the conditions for satisfaction of the event described in clause (b) below have been satisfied, PBGC will provide written notice to Samsonite of whether PBGC agrees in its reasonable discretion that such an event has occurred, and if PBGC does not agree, such notice shall identify the reasons therefor and the basis for PBGC's disagreement.

          (a)   The date on which Samsonite obtains investment grade ratings on its senior unsecured debt. Investment grade ratings are BBB- (or higher) and Baa3 (or higher) by Standard & Poor's and Moody's, respectively. Notwithstanding the foregoing, in the event that Samsonite has no senior unsecured debt, the senior implied rating shall be used in lieu of the senior unsecured debt rating.

          (b)   The date on which Samsonite demonstrates to the PBGC that the SERIP has no UBLs as of the last day of the Plan Year (as defined in the Credit Balance Maintenance Agreement) for any two consecutive Plan Years; provided, however, that the first such consecutive Plan Year will be no earlier than the Plan Year ending December 31, 2007.

          (c)   The date on which Samsonite becomes part of a Controlled Group whose unsecured debt (after giving effect to any transaction as a result of which Samsonite became a part of such Controlled Group) is investment grade (as defined in subsection (a) above) and has been investment grade for two consecutive years prior to the date on which Samsonite became part of such Controlled Group.

          (d)   The date as of which the SERIP is successfully terminated in a standard termination under section 4041(b) of ERISA.

        8.     Samsonite shall provide the PBGC with the following notices and information during the term of this Restatement.

          (a)   Forms 5500 when filed with the IRS (but no later than October 15th of the following Plan Year) and Actuarial Valuation Reports as soon as practicable after the end of the Plan Year to which the Form 5500 relates, but in no event more than 90 days after the end of such year.

          (b)   Written notice within ten (10) days after the occurrence of any event of default under any senior secured debt instrument on which Samsonite is potentially liable, and copies of all notices of the failure to comply with any covenant or any other default given by, or provided to Samsonite by, any party to a senior secured loan, credit, guaranty, pledge, or other debt instrument to which Samsonite is also a party.

          (c)   Written notice at least thirty (30) days prior to any sale, transfer or other disposition of assets in a transaction or series of related transactions outside of the ordinary course of business (collectively, an "Asset Transfer") of Samsonite or any member of the Samsonite Controlled Group, where such assets represent ten percent (10%) or more of the book value of all assets of the Samsonite Controlled Group on a consolidated basis, as of the last day of the immediately preceding fiscal year, or generated ten percent (10%) or more of the consolidated revenues or operating income of the Samsonite Controlled Group, for the immediately preceding fiscal year, which Asset Transfer shall be subject to PBGC's consent, such consent not to be unreasonably withheld.

          (d)   At least thirty (30) days' advance written notice of any proposed change (other than a change required by law) in any of the SERIP's actuarial assumptions or methods from those used for purposes of the 2002 actuarial valuation for purposes of the minimum funding standard of section 412 of the Code, which changes, except for the change to which PBGC has already consented under Section 1 hereof, shall be subject to the PBGC's consent, which consent shall not be unreasonably withheld.

          (e)   A written statement of the amount and date of contributions made to the SERIP within ten (10) days of payment, or of any failure to make any contribution required by law within two (2) days of the date on which such contribution is due and payable.

          (f)    A copy of any reportable event notice to the Director of PBGC's Corporate Finance and Negotiations Department at the same time such notice is filed in accordance with 29 C.F.R. Part 4043, as well as a copy of any notice otherwise required to be filed with the Internal Revenue Service or PBGC concerning the SERIP at the time filing is made.

          (g)   Written notice within ten (10) days of the adoption of an amendment to the SERIP together with copies of the amendment.

          (h)   Written notice sixty (60) days prior to any change in sponsorship of the SERIP or any plan merger and/or transfer of liabilities or assets described in section 414(l) of the Code to or from the SERIP (other than a transfer treated as a de minimis merger and/or transfer under section 414(l) of the Code). Any merger and/or transfer under section 414(l) of the Code shall be made using PBGC safe harbor assumptions.

          (i)    At least thirty (30) days' prior written notice of any proposal to transfer domestically held assets to a foreign subsidiary or foreign business unit, except for transfers of assets permitted hereunder.

          (j)    No later than March 15 of any Plan Year, the calculation of the UBLs under the SERIP as of the most recent Calculation Date, certified by the enrolled actuary for the SERIP.

          (k)   At least thirty (30) days' prior written notice of the granting of a consensual security interest which would require the grant of an equal and ratable security interest to the PBGC, except as otherwise agreed by the Parties.

          (l)    A copy of any document or notice indicating that a non-consensual security interest may arise (other than those that arise in the ordinary course of business or by operation of law) with respect to any domestic property of Samsonite, within fifteen (15) days of Samsonite's receipt of such document or notice.

          (m)  Quarterly financial statements no later than 45 days after each quarter and audited annual financial statements no later than May 15 each year, provided, that if Samsonite is required to deliver such statements earlier to a lender, then it shall promptly deliver them to PBGC.

          (n)   All notices, demands, instructions and other communications required or permitted under this Restatement to any Party shall be in writing and shall be personally delivered or sent by registered, certified or express mail, postage prepaid, return receipt requested; telefacsimile (which shall be immediately followed by the original of such communication); or pre-paid overnight delivery service with confirmed receipt; and shall be deemed to be given for purposes of this Restatement on the date the writing is received by the intended recipient, or in the case of telefacsimile, on the date transmitted to the intended recipient. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this section, notices, demands, instructions and other communications in writing shall be sent to the parties as indicated below:

To Samsonite:	L. C. Ross, Esq. General Counsel Samsonite Corporation 11200 East 45th Avenue Denver, CO 80239 Telephone: 373-6625 Telefacsimile: (303) 373-6406
with a copies to:	Stephen T. Lindo, Esq. Willkie Farr & Gallagher 787 7th Avenue New York, NY 10019 Telephone: (212) 728-8242 Telefacsimile: (212) 728-8111
and
ACOF Management, L.P. c/o Ares Management, L.P. 1999 Avenue of the Stars Suite 1900 Los Angeles, CA 90067 Attention: Eric Beckman
To PBGC:	Director, Corporate Finance and Negotiations Department
Pension Benefit Guaranty Corporation 1200 K Street, N.W. Washington, D.C. 20005-4026 Telephone: 202-326-4070 Telefacsimile: 202-842-2643
with a copy to:	General Counsel Pension Benefit Guaranty Corporation 1200 K Street, N.W. Washington, D.C. 20005-4026 Telephone: 202-326-4020 Telefacsimile: 202-326-4112

        9.     If the last date (whether measured by calendar days or business days) for performing any act or exercising any right provided for in this Restatement falls on a Saturday, Sunday or federal holiday, unless otherwise expressly provided in this Restatement, the act may be performed or the right exercised on the next day that is not a Saturday, Sunday or federal holiday with the same force and effect as if done on the date provided in this Restatement.

        10.   This Restatement may be executed in one or more counterparts and by different parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        11.   This Restatement contains the complete and exclusive statement of the agreement and understanding by and between the Parties and supersedes all prior agreements, understandings, commitments, representations, communications, and proposals, oral or written, between the parties relating to the subject matter of hereof, including, without limitation, the Term Sheet and the Summary, but not including the Credit Balance Maintenance Agreement between the Parties which is being entered into contemporaneously herewith. This Restatement may not be amended, modified, or supplemented except by an instrument in writing executed by the Parties.

        12.   The section headings contained in this Restatement are for convenience only and shall not affect the meaning or interpretation of this Restatement.

        13.   This Restatement shall be governed by and construed and enforced in accordance with the laws of the District of Columbia and by ERISA, the Code and other laws of the United States to the extent they preempt District of Columbia law.

        14.   This Restatement shall be binding upon Samsonite and PBGC and their respective successors and assigns.

        15.   The language used in this Restatement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Nor shall any rule of construction that favors a non-draftsman or a government agency or corporation be applied. A reference to any statute shall be deemed also to refer to all rules and regulations promulgated under the statute, unless the context requires otherwise.

Agreed and accepted this 23rd day of July, 2003 by:

Pension Benefit Guaranty Corporation	Samsonite Corporation
/s/ ANDREA E. SCHNEIDER Andrea E. Schneider Chief Negotiator Date: July 23, 2003	/s/ RICHARD H. WILEY Date: July 23, 2003

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  Exhibit 10.3